Pricing Supplement #2 dated July 1, 2002 (To Prospectus dated January 24, 2002 and Prospectus Supplement dated May 29, 2002)	Rule 424(b) (3) File No. 333-71324

NIKE, Inc.
Medium-Term Notes—Fixed Rate

        We are hereby offering to sell Notes having the terms specified below to you with the assistance of: ☒  Merrill Lynch & Co. ☐  Other:             , acting as: ☒  principal ☐  agent, at: ☐  varying prices related to prevailing market prices at the time of resale ☒  a fixed initial public offering price of 99.9% of the Principal Amount.

Principal Amount: $25,000,000	Original Issue Date: July 8, 2002
Agent's Discount or Commission: .60%	Stated Maturity Date: July 8, 2009
Nets Proceeds to Company: $24,825,000	Interest Payment Date(s): June 1st and December 1st

Interest Rate: 5.375% per annum
Redemption:
☒ The Notes may not be redeemed prior to the Stated Maturity Date.
☐ The Notes may be redeemed at the option of the Company prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐ The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached).
Repayment:
☒ The Notes may not be repaid prior to the Stated Maturity Date.
☐ The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):
Currency:
Specified Currency: U.S. dollars (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)
If Discount Note, check ☐
Issue Price: %
Form: ☒ Book- Entry ☐ Certificated
Other Provisions: